Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Biglari Holdings Inc.:

We consent to the use of our report dated March 31, 2009, with respect to the 2008 and 2007 consolidated financial statements of Western Sizzlin Corporation and Subsidiaries, incorporated by reference herein, and to the reference to our firm as experts in the registration statement.  Our report refers to the fact that the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, on January 1, 2007.

/s/ Dixon Hughes PLLC
High Point, North Carolina
June 1, 2010